Exhibit 99.1
Sterling Financial Corporation Raises $303 Million in Capital
Through U.S. Treasury Capital Purchase Program
• To Support and Stimulate the Northwest Economy
SPOKANE, Wash. — December 5, 2008 — Sterling Financial Corporation (NASDAQ:STSA), a leading community bank in the western region, today announced that it completed the sale of 303,000 shares of preferred stock and issued a warrant to purchase 6,437,677 shares of Sterling’s common stock to the U.S. Department of the Treasury, raising total proceeds of $303 million. The $303 million in proceeds will be treated as Tier 1 capital. With the inclusion of capital from the U.S. Treasury, Sterling’s total risk-based capital ratio increases to 13.8%, on a pro forma basis, from 11.0% at September 30, 2008.
“The Treasury’s Capital Purchase Program is expected to benefit taxpayers, the economy and banks. By increasing capital within the banking system, the government is ensuring that credit is readily available. Sterling will begin deploying this capital to support lending activities which in turn should help stimulate economic activity in our region,” stated Harold B. Gilkey, Sterling’s chairman and chief executive officer. “In exchange for favorably priced capital, the government receives an investment stake in Sterling and other banks participating in this program.”
The transaction is part of the U.S. Treasury’s Capital Purchase Program to encourage qualified financial institutions to increase the flow of financing to businesses and consumers and to support the U.S. economy. Additional details of the Capital Purchase Program can be found on the U.S. Treasury website at www.treas.gov/initiatives/eesa.
The 303,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series, A issued by Sterling will pay a cumulative compounding dividend of 5% per year for the first five years and will reset to a rate of 9% per year after five years. After three years, the preferred shares may be redeemed by Sterling at their issue price, plus all accrued and unpaid dividends. Subject to approval by Sterling’s banking regulators, the preferred shares may also be redeemed at any time if Sterling chooses to replace them with newly raised equity capital. In addition to the preferred shares, the U.S. Treasury received a warrant to purchase 6,437,677 shares of Sterling common stock at an exercise price of $7.06 per share. Additional disclosure regarding the details of this transaction, the agreements and other documents has been filed with the Securities and Exchange Commission (SEC) and can be found on the SEC’s website at www.sec.gov.
About Sterling Financial Corporation
Sterling Financial Corporation of Spokane, Washington, is the bank holding company for Sterling Savings Bank, a commercial bank, and Golf Savings Bank, a savings bank focused on single-family mortgage originations. Both banks are state chartered and federally insured. Sterling offers banking products and services, mortgage lending, construction financing and investment products to individuals, small businesses, commercial organizations and corporations. As of September 30,

STSA Completes U.S. Treasury Capital Purchase
December 5, 2008

2008, Sterling Financial Corporation had assets of $12.62 billion and operated more than 175 depository branches throughout Washington, Oregon, Idaho, Montana and California. Visit Sterling’s website at www.sterlingfinancialcorporation-spokane.com.
Forward-Looking Statements
This report contains forward-looking statements, which are not historical facts and pertain to Sterling’s future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about Sterling’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. When used in this report, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Sterling’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in Sterling’s loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for Sterling’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.

Investor Contact:	Media Contact:
Sterling Financial Corporation	Sterling Savings Bank
Daniel G. Byrne	Jennifer Lutz
EVP, Chief Financial Officer	PR Administrator
509-458-3711	509-368-2032

Sterling Financial Corporation
Deborah L. Wardwell, CFA
VP, Investor Relations Director
509-354-8165
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